Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (S-8 No. 333-177442 and S-8 No. 333-181924) of our report dated June 20, 2014, with respect to the financial statements and supplemental schedule of the Plan included in this Annual Report on Form 11-K as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
June 20, 2014